Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

WITH

SHIN TANABE

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of October 1, 2002 by and between TDK Mediactive, Inc. (“Employer”), and Shin Tanabe (“Executive”), with reference to the following facts:

RECITALS

A. Employer is in the video game business and operates throughout the world.

B. Employer and Executive desire to assure Employer of the services of Executive and to set forth the rights and duties of the parties.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENTS

1. Employment.

(a) Employer hereby agrees to employ Executive, and Executive hereby accepts and agrees to employment by Employer, on the terms and conditions set forth herein.

(b) Executive shall serve in the capacity of President and Chief Operating Officer of Employer. Executive shall perform such services and duties with Employer as are usually associated with the position of a president and chief operating officer. Executive shall report directly to the Chief Executive Officer of Employer. Executive further agrees that, except during vacation periods or in accordance with Employer’s personnel policies covering executive leaves and reasonable periods of illness or other incapacitation, Executive shall devote his full time and services to the business and interests of Employer. Notwithstanding the foregoing, Executive shall also be permitted to serve on the boards of directors of other business corporations and may participate in charitable, cultural, professional, civic and business association activities. Executive shall perform the duties of his office and those assigned to him by Employer’s Chief Executive Officer with fidelity, to the best of his ability, and in the best interests of Employer.

2. Term of Employment.

Executive’s term of employment by Employer pursuant to this Agreement shall commence as of October 1, 2002 (the “Effective Date”) and shall continue thereafter for a period of two (2) years unless otherwise terminated pursuant to the provisions of Section 6 (the “Employment Term”).

3. Compensation & Duties.

(a) During the Employment Term, Employer shall pay Executive a base salary at the annual rate equal to $250,000. Said base salary shall be payable in cash in equal installments on a semi-monthly basis, or in accordance with such other salary payment schedule as Employer may adopt for its Executives generally.

(b) During the Employment Term, Executive shall be entitled to the following benefits provided by Employer: (1) medical insurance, providing coverage on terms no less beneficial than those afforded other senior executives of Employer from time to time; (2) participation in any pension, profit sharing or similar retirement plans as may be implemented by Employer on terms no less beneficial than those afforded other senior executives of Employer from time to time; (3) a suitable office and furnishings; (4) participation in any bonus plan adopted by Employer for its senior executives at the level designated in such plan or as otherwise determined by Employer’s Board of Directors; and (5) such other benefits as Employer may provide from time to time on terms no less beneficial than those afforded other senior executives of Employer.

(c) Employer shall add Executive to its standard Director and Officer insurance and indemnification policies. Additionally, Employer shall enter into its standard form of indemnification agreement with Executive, whereby it will agree to indemnify him for losses, damages, claims and causes of action arising out of the actions or inactions of the Board of Directors and/or the officers of Employer, subject to the terms and conditions set forth therein.

(d) Executive shall be granted options to purchase 350,000 shares of the common stock of Employer pursuant to the 1995 Stock Option Plan of Employer. The purchase price of the common stock covered by the foregoing options shall be fixed as of January 28, 2003, which is the date that such grant was approved by the Compensation Committee of Employer’s Board of Directors, in accordance with the provisions of such stock option plan. Such options shall vest as set forth below:

Options to purchase 116,667 shares of common stock shall vest as of January 28, 2004.

Options to purchase 116,667 shares of common stock shall vest as of January 28, 2005.

Options to purchase 116,666 shares of common stock shall vest as of January 28, 2006.

All such stock options, and all other stock options previously granted by Employer to Executive, shall fully vest and be fully exercisable, upon the earlier of (1) the date upon which the fair market value of the common stock (determined as provided in the 1995 Stock Option Plan) is at least $3.50 per share, or (2) the occurrence of any Change in Control (as defined below).

(e) If requested by Employer, Executive shall cooperate with Employer to secure, for Employer, a key man life insurance policy on the life of the Executive in an amount of up to $1,000,000 to be paid to Employer upon the Executive’s death.

(f) During the term of his employment hereunder, Employer shall purchase and keep in effect life insurance in an amount of $1,000,000 on the life of Executive; provided that the total cost to Employer for such insurance shall not exceed $5,000 per annum. If $1,000,000 of coverage is not available for $5,000 per annum or less, Employer shall purchase the maximum coverage available at a total cost to Employer not to exceed $5,000 per annum. Such life insurance will name as beneficiaries those individuals designated by Executive.

4. Executive Expenses.

Subject to such policies as may be maintained in effect from time to time by Employer, Executive shall be entitled to reimbursement of amounts expended by Executive for the benefit of Employer, including professional dues and expenses, during the Employment Term, upon presentation of acceptable reports of such expenses.

5. Confidential Information.

Executive specifically agrees that he will not at any time, whether during or subsequent to the Employment Term, in any fashion, form or manner, unless specifically consented to in writing by Employer, either directly or indirectly use or divulge, disclose or communicate to any person, firm or corporation, any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of Employer, except in the ordinary course of Employer’s business. All equipment, notebooks, documents, memoranda, reports, recipes, formulas, files, samples, books, correspondence, lists, other written and graphic records, and the like, affecting or relating to the business of Employer, which Executive shall prepare, use, construct, observe, possess or control, shall be and remain Employer’s sole property. The foregoing confidentiality obligation shall not apply to information that (i) Executive deems necessary to disclose pursuant to any governmental, judicial or regulatory investigation, proceeding or order; (ii) is in the public domain through no fault of Executive; or (iii) is obtained by Executive from a source other than Employer which is not bound by a similar confidentiality obligation.

6. Termination with Cause.

(a) The employment of Executive may be terminated at any time for Cause. As used herein, “Cause” shall mean:

(1) Executive’s continued willful and habitual neglect of his duties following written notification of such neglect by Employer’s Chief Executive Officer and the failure of Executive to cure such neglect within thirty (30) days of such notice.

(2) Executive’s conviction of a felony or any other conduct which, by its nature, would materially injure the reputation of Employer as determined by Employer’s Chief Executive Officer acting in good faith and upon reasonable grounds.

(3) Executive’s incapacity to perform the duties required of him hereunder as a result of mental or physical illness, which incapacity continues for a period of ninety (90) days.

(4) Death of the Executive.

(b) Termination of Executive’s employment shall not be in limitation of any other right or remedy Employer may have under this Agreement or in law or equity.

(c) If Executive’s employment is terminated by Employer for Cause, Employer shall pay Executive his full base salary, when due, through the Date of Termination (as defined below) at the rate in effect at the time Notice of Termination (as defined below) is given, plus all other amounts to which Executive is entitled under any compensation plan of Employer at the time such payments are due, and Employer shall have no further obligations to Executive under this Agreement.

7. Termination without Cause; Termination with Good Reason; Change in Control.

(a) If Executive’s employment is terminated by Employer without Cause before October 1, 2004, or if such employment is terminated by Executive for Good Reason (as defined below) following a Change in Control, Employer shall pay Executive the benefits set forth in Section 7(d). As used herein, “Good Reason” shall mean any of the following: (i) a material and adverse change by Employer in the Executive’s assignments, duties or responsibilities; or (ii) a reduction in Executive’s salary or a material change in Executive’s benefits. As used herein, a “Change in Control” shall be deemed to have occurred upon (1) the consummation of (x) any consolidation or merger of Employer in which Employer is not the continuing or surviving corporation or pursuant to which shares of Employer’s common stock would be converted into cash, securities or other property, other than a merger of Employer in which the holders of Employer’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Employer, (2) the commencement of a tender offer for the common stock of Employer (other than by Employer) for all, or a majority of, the common stock of Employer, or (3) the approval by the stockholders of Employer of any plan or proposal for the liquidation or dissolution of Employer.

(b) Any purported termination of Executive’s employment by Employer or Executive must be communicated by written Notice of Termination to the other party pursuant to Section 10. Notice of Termination shall mean a notice that shall indicate the specific termination provision in this Agreement.

(c) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given).

(d) If Executive’s employment by Employer is terminated by Executive for Good Reason following a Change in Control, or by Employer other than for Cause before October 1, 2004, then Executive shall be entitled to the benefits provided below:

(i) Employer shall pay to Executive his full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which Executive is entitled under any compensation plan of Employer at the time such payments are due;

(ii) In lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, Employer shall pay as severance pay, at the time specified below, a lump sum severance payment (together with the payments provided herein below, the “Severance Payments”) equal to Executive’s annual base salary as in effect as of the Date of Termination or the remaining balance due through the end of the term of the contract, whichever is less;

(iii) For a six (6) month period after such termination, Employer shall provide Executive with insurance benefits substantially similar to those that Executive was receiving immediately prior to the Notice of Termination; and

(iv) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Executive as a result of earnings from another employer, self-employment, or retirement benefits.

8. Severable Provisions.

The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

9. Successors; Binding Agreement.

Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place.

This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

10. Notices.

Any notice to be given to Employer under the terms of this Agreement shall be addressed to Employer at the address of its principal place of business, and any notice to be given to Executive shall be addressed to him at his home address last shown on the records of Employer, or at such other address as either party may hereafter designate in writing to the other. All Notices shall be in writing and shall be delivered personally, sent by United States certified or registered mail, return receipt requested, first class postage prepaid, or by private messenger or courier service. Any such notice shall be deemed to have been received on the earlier of (i) two (2) business days after it is mailed or (ii) the date it is actually received.

11. Waiver.

Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12. Title and Headings.

Titles and headings to sections in this Agreement are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions of it.

13. Governing Law.

The parties hereto agree that it is their intention and covenant that this Agreement and performance under it, and all suits and special proceedings that may ensue from its breach, be construed in accordance with and under the laws of the State of California, and that in any action, special proceeding, or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of California shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

14. Entire Agreement.

This Agreement, any other written agreement executed concurrently therewith, and the documents referred to herein, shall be construed together and constitute the entire agreement between the parties pertaining to the subject matter hereof. Any prior agreements are superseded. There are no warranties, conditions or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made by any party hereto or its directors, officers, Executives or agents, to any other party hereto or its directors, officers, Executives or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the aforesaid. No amendment, change or variance from this Agreement shall be binding on either party unless executed in writing by both parties.

15. Arbitration; Dispute Resolution

Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) (except as otherwise provided in this Agreement) in Los Angeles, California. The arbitral tribunal shall consist of one arbitrator. In making any decision, the arbitrator shall apply and follow the substantive law of California. The parties to the arbitration jointly shall directly appoint such arbitrator within thirty (30) days of initiation of arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules. Executive and Employer agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. Employer shall pay all fees and expenses of the Arbitrator regardless of the result and shall provide all witnesses and evidence reasonably required by Executive to present Executive’s case.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“EMPLOYER”

By:	/s/ VINCENT J. BITETTI
Vincent J. Bitetti Chief Executive Officer

“EXECUTIVE”

By:	/s/ SHIN TANABE
Shin Tanabe President and Chief Operating Officer